Exhibit 4.7

iLearningEngines, INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (the “Agreement”) is made as of April 16, 2024 by and between iLearningEngines, Inc., a Delaware corporation (the “Company”) and [•] (“Holder”). Certain capitalized terms used below are defined in the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

Total shares of Stock purchased:	[●] (the “Stock”)
Purchase Price per share:	$0.025393662
Total Purchase Price:	$[●]
Vesting Commencement Date:	April 16, 2024

Vesting Schedule:

One-tenth of the shares of the Stock shall vest and be released from the Repurchase Option on each annual anniversary of the Vesting Commencement Date (rounded down to the nearest whole share, except for the last vesting installment), subject to the Holder’s Continuous Service (as defined in the Company’s 2024 Equity Incentive Plan) as of each such date.

[Remainder of page intentionally left blank]

Additional Terms/Acknowledgements: The undersigned Holder acknowledges receipt of, and understands and agrees to, this Stock Restriction Agreement, including the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

COMPANY:

iLearningEngines, Inc.

By:

Name:
Title:

E-mail:

Address:	6701 Democracy Blvd, Suite 300 Bethesda, MD 20817

HOLDER:

[●]

(Signature)

E-mail:

Address:

EXHIBIT A

Terms and Conditions Incorporated into

Stock Restriction Agreement

1. Adjusted Restricted Stock. Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated April 27, 2023 (the “Merger Agreement”). The Stock (as defined below) is being issued as Merger Consideration (as defined in the Merger Agreement) in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement), and constitutes Adjusted Restricted Stock (as defined in the Merger Agreement).

2. Investment Representations. In connection with the purchase of the Stock, Holder represents to the Company the following:

(a) Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Holder is purchasing the Stock for investment for Holder’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b) Holder understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed in this Agreement.

(c) Holder further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Holder further acknowledges and understands that the Company is under no obligation to register the Stock. Holder understands that the certificate evidencing the Stock will be imprinted with a legend that prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d) Holder is familiar with the provisions of Rule 144 under the Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(e) Holder further understands that at the time Holder wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Holder may be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

(f) Holder further warrants and represents that Holder has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect Holder’s own interests in connection with the purchase of the Stock by virtue of the business or financial expertise of Holder or of professional advisors to Holder who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

(g) Holder acknowledges that Holder has read all tax related sections and further acknowledges Holder has had an opportunity to consult Holder’s own tax, legal and financial advisors regarding the purchase of common stock under this Agreement.

(h) Holder acknowledges and agrees that in making the decision to purchase the common stock under this Agreement, Holder has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement and in the attachments and exhibits to this Agreement.

(i) If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Holder has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Stock.  The Holder’s subscription and payment for and continued beneficial ownership of the Stock will not violate any applicable securities or other laws of the Holder’s jurisdiction.

3. Restrictive Legends. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties to this Agreement):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE CORPORATION.”

(b) “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN THE BYLAWS OF ILEARNINGENGINES, INC., THE TERMS OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.”

(c) “THE SECURITIES REPRESENTED HEREBY ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE COMPANY FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(d) Any legend required by appropriate blue sky officials.

4. Repurchase Option. The following provisions shall apply to the Unvested Shares, as provided in the cover page to this Agreement (the “Vesting Provisions”):

(a) Repurchase Option. In the event Holder’s relationship with the Company (or a parent or subsidiary of the Company) terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Holder is no longer providing services to the Company (or a parent or subsidiary of the Company) as an employee, consultant or advisor (a “Service Provider”), then the Company shall have an irrevocable option (the “Repurchase Option”) for a period of 120 days after said termination (the “Repurchase Period”) to repurchase from Holder or Holder’s personal representative, as the case may be, at the lower of (i) the Purchase Price per share as provided in the cover page to this Agreement, or (ii) the Fair Market Value per share of such Unvested Shares as of the date of repurchase (such lower price, the “Option Price”), up to but not exceeding the number of Unvested Shares that have not vested in accordance with the Vesting Provisions as of such termination date. The Repurchase Option shall be exercised as provided in Section 5(b). For purposes of the Repurchase Option, the “Fair Market Value” shall mean the value of the Unvested Shares as determined in good faith by the Company’s Board of Directors. The term of the Repurchase Option shall be extended to such longer period (A) as may be agreed to by the Company and the Holder, or (B) as needed to ensure the stock issued by the Company does not lose its status as “qualified small business stock” under Section 1202 of the Code (as defined below). Holder acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time. Further, Holder acknowledges and understands that, in the event that the Company repurchases shares, the repurchase price may be less than the price Holder originally paid and that Holder bears any risk associated with the potential loss in value.

(b) Exercise of Repurchase Option. The Company, or any assignee or assignees of the Company, may exercise the Repurchase Option by giving notice to the holder of the Unvested Shares during the Repurchase Period in writing. Notwithstanding the foregoing, the Company shall be deemed to have exercised the Repurchase Option as of the last day of the Repurchase Period, unless an officer of the Company gives notice to the holder of the Unvested Shares during the Repurchase Period in writing that the Company expressly declines to exercise its Repurchase Option for some or all of the Unvested Shares. Upon exercise of the Repurchase Option, the Company shall pay to the holder of the Unvested Shares the Option Price for the Unvested Shares being repurchased. The Company shall be entitled to pay for any Unvested Shares purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by Holder (including without limitation any Note given in payment for the Unvested Shares), or by a combination of both. Upon exercise of the Repurchase Option and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and all rights and interest in or related to the Unvested Shares, and the Company shall have the right to transfer to its own name the Unvested Shares being repurchased by the Company, without further action by Holder. The certificate(s) representing the Unvested Shares that have been repurchased by the Company shall be delivered to the Company. It is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Unvested Shares and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Unvested Shares.

(c) Adjustments to Unvested Shares. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Holder is entitled by reason of Holder’s ownership of Unvested Shares shall be immediately subject to the Repurchase Option and be included in the meaning of “Unvested Shares” for all purposes of the Repurchase Option with the same force and effect as the Unvested Shares presently subject to the Repurchase Option, but only to the extent the Unvested Shares are, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price of the Unvested Shares upon exercise of the Repurchase Option shall be appropriately adjusted.

(d) Termination of Repurchase Option. Sections 5(a) through 5(d) of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

(e) Escrow of Unvested Shares. As security for Holder’s faithful performance of the terms of this Agreement and to insure the availability for delivery of Holder’s Unvested Shares upon exercise of the Repurchase Option herein provided for, Holder agrees, at the closing hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee, including the person or entity named in Joint Escrow Instructions of the Company and Holder attached to this Agreement as Exhibit B and incorporated by this reference (“Joint Escrow Instructions”), as Escrow Agent in this transaction (“Escrow Agent”), one stock assignment duly endorsed (with date and number of shares blank) in the form attached to this Agreement as Exhibit C, together with a certificate or certificates evidencing all Unvested Shares that are subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions, which instructions shall also be delivered to the Escrow Agent at the closing hereunder. Holder acknowledges that the Escrow Agent is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Holder agrees that Escrow Agent shall not be liable to any party hereof (or to any other party). Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Holder agrees that if the Escrow Agent resigns as Escrow Agent for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement. Holder agrees that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.

(f) Rights of Holder. Subject to the provisions of Sections 5(f), 5(h), 4 and 5(j) in this Agreement, Holder shall exercise all rights and privileges of a stockholder of the Company with respect to the Unvested Shares deposited in escrow. Holder shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such Unvested Shares and for the purpose of exercising any voting rights relating to such Unvested Shares, even if some or all of such Unvested Shares have not yet vested and been released from the Repurchase Option.

(g) Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Holder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Unvested Shares while the Unvested Shares are subject to the Repurchase Option. After any Unvested Shares have been released from the Repurchase Option, Holder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Unvested Shares except in compliance with the provisions herein, in the Company’s Bylaws and applicable securities laws. Furthermore, the Unvested Shares shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. Holder further acknowledges that Holder may be required to hold the Common Stock purchased hereunder indefinitely. During the period of time during which the Holder holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by the Holder.

(h) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Unvested Shares of the Company that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(i) No Employment Rights. This Agreement is not an employment or other service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Holder’s employment or other service relationship for any reason at any time, with or without cause and with or without notice.

(j) Parachute Payments.

(i) If any payment or benefit Holder would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Holder’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments and/or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of current cash payments; reduction of deferred cash payments subject to Code Section 409A; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Holder’s stock awards.

(ii) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Holder within fifteen (15) calendar days after the date on which Holder’s right to a Payment is triggered (if requested at that time by the Company or Holder) or such other time as requested by the Company or Holder. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Holder with an opinion reasonably acceptable to Holder that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Holder.

(k) Definitions. For purposes of this Agreement, “Change in Control” shall mean (1) a merger or consolidation in which the Company is a constituent party (or in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board of Directors in its sole discretion) of the assets of the Company other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition.

5. Miscellaneous.

(a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other party hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Holder, Holder’s successors, and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

(c) Attorneys’ Fees. The prevailing party in any suit or action hereunder shall be entitled to recover from the losing party all costs incurred by it in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(e) Further Execution. The parties agree to take all such further actions as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f) Independent Counsel. Holder acknowledges that this Agreement has been prepared on behalf of the Company by Cooley LLP, counsel to the Company and that Cooley LLP does not represent, and is not acting on behalf of, Holder. Holder has been provided with an opportunity to consult with his, her or its own counsel with respect to this Agreement.

(g) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[End of Exhibit A to Stock Restriction Agreement]

Exhibit B

JOINT ESCROW INSTRUCTIONS

iLearningEngines, INC.

JOINT ESCROW INSTRUCTIONS

Secretary
iLearningEngines, Inc.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817

Ladies and Gentlemen:

As Escrow Agent for both iLearningEngines, INC., a Delaware corporation (“Company”), and [•] (“Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Stock Restriction Agreement dated as of April 16, 2024 (“Agreement”), to which a copy of these Joint Escrow Instructions is attached as an Exhibit, in accordance with the following instructions:

1. In the event Company or an assignee shall elect to exercise the Repurchase Option set forth in the Agreement, the Company or its assignee will give to Holder and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing thereunder at the principal office of the Company. Holder and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the same, together with the certificate evidencing the shares of stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) for the number of shares of stock being purchased pursuant to the exercise of the Repurchase Option.

3. Holder irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated, including but not limited to any appropriate filing with state or government officials or bank officials. Subject to the provisions of this paragraph 3, Holder shall exercise all rights and privileges of a shareholder of the Company while the stock is held by you. For the avoidance of doubt, the Holder may request in writing that you transfer possession of any shares of stock that have vested according to the Agreement and are no longer subject to the Repurchase Option.

4. This escrow shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

5. If at the time of termination of this escrow under Section 4 herein you should have in your possession any documents, securities, or other property belonging to Holder, you shall deliver all of the same to Holder and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Company that any property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Company.

6. Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or entity, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver these Joint Escrow Instructions documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to the Company. In the event of any such termination, the Secretary of the Company shall automatically become the successor Escrow Agent unless the Company shall appoint another successor Escrow Agent, and Holder hereby confirms the appointment of such successor as Holder’s attorney-in-fact and agent to the full extent of your appointment.

12. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

14. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address set forth below, or at such other address as such party may designate by 10 days advance written notice to the other party hereto.

Company:	iLearningEngines, Inc.
Attention: Chief Legal Officer
6701 Democracy Blvd, Suite 300 Bethesda, MD 20817

Holder:	[●]

Escrow Agent:	iLearningEngines, Inc.
Attention: Secretary 6701 Democracy Blvd, Suite 300 Bethesda, MD 20817

15. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

16. You shall be entitled to employ such legal counsel and other experts (including, without limitation, the firm of Cooley LLP) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and you may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “you” and “your” herein refer to the original Escrow Agents and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

18. These Joint Escrow Instructions shall be governed by and interpreted and determined in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to contracts made and to be performed entirely in Delaware by residents of that state. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in the county in which the Company has its principal offices for any lawsuit arising from or related to this Agreement.

[Remainder of page intentionally left blank]

The undersigned have executed this Joint Escrow Instructions as of the date set forth above.

HOLDER:

(Signature)

Address:

COMPANY:

iLearningEngines, INC.

By:
Name:
Title:

Address:	6701 Democracy Blvd, Suite 300 Bethesda, MD 20817

Escrow Agent:

[●]

Exhibit C

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

For Value Received, the undersigned sells, assigns and transfers unto iLearningEngines, INC., a Delaware corporation (the “Company”), pursuant to the Repurchase Option under that certain Stock Restriction Agreement, dated April 16, 2024, by and between the undersigned and the Company (the “Agreement”) __________________ shares of Common Stock of the Company standing in the undersigned’s name on the books of the Company represented by Certificate No[s] ________________ and does irrevocably constitute and appoint both the Company’s Secretary and the Company’s attorney, or either of them, to transfer said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with the repurchase of shares of Common Stock issued to the undersigned pursuant to the Agreement, and only to the extent that such shares remain subject to the Company’s Repurchase Option under the Agreement.

Dated:		[●]
(Leave blank)

(Signature)

Instruction: Please do not fill in any blanks other than the signature line. Do not fill in the date line. The purpose of this Assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of the Holder.